EXHIBIT 5.1

June 8, 2005

Board of Directors
Met-Pro Corporation
160 Cassell Road
P.O. Box 144
Harleysville, Pennsylvania 19438

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), filed on this date by Met-Pro Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”), to which this opinion letter is attached as an exhibit, for the registration of 500,000 Common Shares, $0.10 par value (plus an indeterminate number of additional Common Shares as may be required by the anti-dilution provisions of the “Plan,” as hereinafter defined) (the “Common Shares”), which have been reserved for issuance under the Met-Pro Corporation 2005 Equity Incentive Plan (the “Plan”).

We have examined the original or a photocopy or certified copy of the Plan and such other documents, records, and information as we deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the authenticity of each document submitted to us as an original, the conformity to the original document of each document submitted to us as a certified copy of photocopy, and the authenticity of the original of each such latter document. In addition, we have assumed, in rendering the opinion set forth below, that any stock certificate evidencing any of the Common Shares registered by this Registration Statement, when issued under the Plan, will have been duly executed on behalf of the Company and will have been countersigned by the Company’s transfer agent and registered by the Company’s registrar prior to its issuance.

On the basis of our examination mentioned above, subject to the assumptions stated and relying on statements of fact contained in the documents that we have examined, we are of the opinion that the Common Shares registered pursuant to the Registration Statement have been duly and validly authorized and reserved for issuance and that upon the issuance of such Common Shares in accordance with the provisions of the Plan, the Common Shares will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Commission.

We wish to call to your attention the fact that partners of this firm own 9,230 of the Company’s Common Shares and hold an aggregate of presently exercisable purchase options to acquire 46,203 Common Shares.

Very truly yours,

/s/ Fox Rothschild LLP
FOX ROTHSCHILD LLP